Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478
HEALTHCARE TRUST OF AMERICA, INC. REPORTS THIRD QUARTER 2017 EARNINGS
$2.7 billion in Year-to-Date Investments
Quarter Normalized FFO of $0.42 Per Diluted Share and Same-Property Cash NOI Growth of 2.9%
Scottsdale, Arizona (October 24, 2017) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three and nine months ended September 30, 2017.
Third Quarter 2017 Highlights
Operating

•	Net Income Attributable to Common Stockholders: Increased 114.1% to $13.8 million, compared to Q3 2016. Earnings per diluted share increased 75.0% to $0.07 per diluted share, compared to Q3 2016.

•
Funds From Operations (“FFO”): As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), increased 56.1%, to $84.2 million, compared to Q3 2016. FFO per diluted share increased 7.9%, to $0.41 per diluted share, compared to Q3 2016.

•	Normalized FFO: Increased 49.6%, to $85.4 million, compared to Q3 2016. Normalized FFO per diluted share increased 5.0%, to $0.42 per diluted share, compared to Q3 2016.

•	Normalized Funds Available for Distribution (“FAD”): Increased 51.9%, to $74.8 million, compared to Q3 2016.

•	Same-Property Cash Net Operating Income (“NOI”): Increased $2.2 million, or 2.9%, to $80.3 million, compared to Q3 2016.
Portfolio

•
Investments: During the quarter, HTA had investments of $160.7 million, totaling approximately 314,000 square feet of GLA and which were 99% leased as of the date of acquisition, bringing year-to-date investments to $2.7 billion, net of development credits received at the closing of the Duke acquisition. These investments included the properties in the final closing associated with the Duke Realty healthcare business (“Duke Assets”) and completion of the portfolio acquisition from a Tampa developer, which were announced in Q2 2017. HTA’s investments for the quarter consisted of the following:

◦
Duke Assets: HTA acquired three additional properties in July for an aggregate purchase price of $131.7 million. These properties total approximately 245,000 square feet of GLA and were 100% leased as of the date of acquisition.

◦
Tampa Developer: HTA acquired two additional properties in July and August for an aggregate purchase price of $29.0 million. These properties total approximately 68,000 square feet of GLA and were 98% leased as of the date of acquisition.

•
Leasing: HTA entered into new and renewal leases on approximately 745,000 square feet of GLA, or 3.1%, of its portfolio. Tenant retention for the Same-Property portfolio was 75% by GLA for the quarter, which included approximately 289,000 square feet of GLA of expiring leases. Renewal leases included tenant improvements of $1.56 per square foot per year of the lease term and less than three days of free rent per year of the lease term.

2017 Investments - Q3 Performance

•
Investments: During 2017, HTA completed and closed $2.7 billion of investments, totaling approximately 6.6 million square feet of GLA, including projects under development. These acquisitions included 93 in-service properties and seven development properties, including four recently developed properties and three properties under development, but which were 100% pre-leased and expected to be completed by Q2 2018. Approximately 89% of the GLA for these investments are located in HTA’s existing key markets, allowing HTA to manage and service these properties with its existing property management, building services, and leasing platform, thereby generating additional cash flow opportunities.

•
Cash NOI: During the quarter, HTA generated $32.9 million of Cash NOI on its 2017 investments, including a partial period impact for acquisitions that closed and developments that were completed during the period. As of September 30, 2017, HTA’s run rate yield on its 2017 investments was approximately 5.1%, which included the full quarter impact of acquisitions and developments closed and completed in the period, and new leases that were signed but not yet occupied.

•
Leasing: HTA entered into new leases on approximately 26,000 square feet of GLA for its 2017 investments, or 0.4% of the total acquired GLA. HTA also entered into renewal leases totaling approximately 108,000 square feet of GLA. HTA executed these leases utilizing its existing in-house leasing representatives which would have resulted in capitalized leasing commissions totaling $0.5 million, or 1.5% of third quarter Cash NOI, if third party brokers had been used by HTA.

•
Property Management & Building Services: As of the end of the period, HTA provided property management services to 91% of its 2017 investments as measured by GLA. During the quarter, HTA earned over $1.0 million of property management fees related to these properties which were included in total Cash NOI. On an annual basis, these properties generated a total of over $5.0 million in property management fees. As of the end of the period, HTA provided building engineering services to approximately 64% of the multi-tenanted properties included in its 2017 investments. In addition, during the quarter, HTA earned over $250,000 in expense recoveries from building services which were included in total Cash NOI.

•
Development: During the third quarter, HTA-Development completed two development projects located in Oxford, Mississippi and Dallas, TX, with a total construction cost of $33.8 million. As such, four of the seven development properties acquired by HTA as a part of the Duke acquisition have been completed, but are not all fully leased at this time. As of the end of the quarter, these four properties were 77% leased and generated $0.6 million of Cash NOI. HTA is currently in the late stages of lease negotiations for an additional 38,000 square feet of GLA that would bring the leased rate on these properties to 90% if completed. The remaining three properties under development are 100% pre-leased and are projected to be completed by Q2 2018. In total, the seven development properties are projected to generate between $2.50 million and $2.75 million in quarterly Cash NOI upon completion and stabilization.

Capital Markets

•
Equity: In September 2017, HTA entered into new equity distribution agreements with its various sales agents with respect to its at-the-market (“ATM”) offering program of common stock with an aggregate sales amount of up to $500.0 million.

•
Debt: In July 2017, HTA, as guarantor, and Healthcare Trust of America Holdings, LP (“HTALP”), as borrower, entered into an amended and restated $1.3 billion unsecured credit agreement which increased the amount available under the unsecured revolving credit facility to $1.0 billion and extended the maturities of the unsecured revolving credit facility to June 30, 2022 and for the $300.0 million unsecured term loan until February 1, 2023. The interest rate on the unsecured revolving credit facility is adjusted LIBOR plus a margin ranging from 0.83% to 1.55% per annum based on HTA’s credit rating.

Year-to-Date 2017 Highlights
Operating

•
Net Income Attributable to Common Stockholders: Decreased 27.1% to $21.4 million, compared to year-to-date 2016. Earnings per diluted share decreased 42.9% to $0.12 per diluted share, compared to year-to-date 2016. Total revenues increased $101.3 million due to the continued growth in HTA’s operations, however, the increase in revenues was primarily offset as a result of the Duke acquisition by the increase in transaction expenses and loss on extinguishment of debt related to bridge facility fees paid.

•	FFO: As defined by NAREIT, increased 28.5%, to $198.7 million, compared to year-to-date 2016. FFO per diluted share remained stable at $1.12 per diluted share, compared to year-to-date 2016.

•	Normalized FFO: Increased 29.9%, to $215.2 million, compared to year-to-date 2016. Normalized FFO per diluted share increased 0.8% to $1.21 per diluted share, compared to year-to-date 2016.

•	Normalized FAD: Increased 27.3%, to $188.3 million, compared to year-to-date 2016.

•
Same-Property Cash NOI: Increased $6.6 million, or 3.1%, to $217.8 million, compared to year-to-date 2016. Same-Property rental revenue increased $4.1 million, or 1.7%, to $243.4 million, compared to year-to-date 2016.

Portfolio

•
Investments: HTA completed investments of $2.7 billion, net of development credits received at the closing of the Duke acquisition, totaling approximately 6.6 million square feet of GLA, including projects under development, and which were 92% leased as of the date of acquisition and consisted of the following:

◦
As of September 30, 2017, HTA closed on Duke Assets of approximately $2.24 billion for 71 properties and a parcel of land, including a 50% ownership interest in an unconsolidated joint venture, totaling approximately 5.2 million square feet of GLA, including projects under development, and were 94% leased as of the date of acquisition. HTA’s only remaining obligations related to the Duke acquisition are the potential acquisition of a land parcel in Miami, FL and a single property in Texas that are each currently excluded from HTA’s purchase obligations due to current outstanding physical condition issues.

◦
In addition, HTA completed investments of $458.3 million, totaling approximately 1.5 million square feet of GLA that were 93% leased as of the date of acquisition and which were located substantially in certain of HTA’s 20 to 25 key markets.

•
Development Platform Acquisition: During the nine months ended September 30, 2017, HTA completed its acquisition of Duke’s development and construction platform as part of the Duke acquisition. Prior to HTA’s acquisition, this best-in-class development platform, renamed HTA-Development by HTA, had developed over $1.0 billion in medical real estate assets over the last 10 years.

•	Dispositions: HTA completed the disposition of a medical office building located in Texas for a gross sales price of $5.0 million and which totaled approximately 48,000 square feet of GLA.

•
Leasing: HTA entered into new and renewal leases on approximately 2.0 million square feet of GLA, or 8.4%, of its portfolio. Tenant retention for the Same-Property portfolio was 78% by GLA year-to-date, which included approximately 1.3 million square feet of expiring leases. Renewal leases included tenant improvements of $1.51 per square foot of GLA per year of the lease term and less than five days of free rent per year of the lease term.

•	Leased Rate: As of September 30, 2017, HTA had a leased rate for its portfolio of 91.7% by GLA and 91.4% for its Same-Property portfolio.

Balance Sheet and Capital Markets

•
Balance Sheet: As of September 30, 2017, HTA had total leverage of 31.9% measured as debt to total capitalization, and 6.2x measured as debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Total liquidity at the end of the quarter was $928.9 million, including $919.5 million of availability under HTA’s unsecured revolving credit facility and $9.4 million of cash and cash equivalents.

•
Equity: During the nine months ended September 30, 2017, HTA issued and sold approximately $1.7 billion of equity at an average price of $28.70 per share. Additionally, in September 2017, HTA entered into new equity distribution agreements with its various sales agents with respect to its ATM offering program of common stock with an aggregate sales amount of up to $500.0 million.

•
Debt: During the nine months ended September 30, 2017, HTA issued in a public offering approximately $1.2 billion in debt, which consisted of $900.0 million in senior unsecured notes at an average interest rate of 3.4% per annum and an average duration of 7.7 years. HTA also executed, as borrower, a $286.0 million promissory note with a 4.0% per annum interest rate with the seller in the Duke acquisition. Additionally, in July 2017, HTA, as guarantor, and HTALP, as borrower, entered into an amended and restated $1.3 billion unsecured credit agreement which increased the amount available under the unsecured revolving credit facility to $1.0 billion and extended the maturity date to June 30, 2022, and extended the maturity date until February 1, 2023 under the $300.0 million unsecured term loan. These transactions were used to substantially finance HTA’s 2017 investments and position its investment grade balance sheet for future growth.

Subsequent Events

•
Investments: In October 2017, HTA completed an investment with a purchase price of $8.3 million. As part of the acquisition, HTA issued to the seller as a part of the acquisition consideration a total of 16,972 operating partnership units in HTALP with a market value at the time of issuance of $0.5 million.

•
Equity: Subsequent to September 30, 2017, HTA issued approximately $200.0 million of common stock under the ATM, including $75.0 million on a forward basis which will be issued over the next six months.

•
Dividends: On October 24, 2017, HTA’s Board of Directors announced a quarterly dividend of $0.305 per share of common stock. The dividends are to be paid on January 9, 2018 to stockholders of record of our common stock on January 2, 2018.

Financial Results - Third Quarter 2017
Rental Income
Rental income increased 48.4% to $175.4 million for the three months ended September 30, 2017, compared to $118.3 million for the three months ended September 30, 2016.
Net Income
Net income increased 110.2% to $14.0 million for the three months ended September 30, 2017, compared to $6.6 million net income for the three months ended September 30, 2016.
FFO
FFO, as defined by NAREIT, was $0.41 per diluted share, or $84.2 million, for the three months ended September 30, 2017, compared to $0.38 per diluted share, or $54.0 million, for the three months ended September 30, 2016.
Normalized FFO
Normalized FFO was $0.42 per diluted share, or $85.4 million, for the three months ended September 30, 2017, compared to $0.40 per diluted share, or $57.1 million, for the three months ended September 30, 2016.
Normalized FAD
Normalized FAD increased 51.9% to $74.8 million, for the three months ended September 30, 2017, compared to $49.2 million for the three months ended September 30, 2016.
NOI
NOI increased 46.9% to $119.7 million for the three months ended September 30, 2017, compared to $81.5 million for the three months ended September 30, 2016.
Same-Property Cash NOI
Same-Property Cash NOI increased $2.2 million, or 2.9%, to $80.3 million, for the three months ended September 30, 2017, compared to $78.0 million for the three months ended September 30, 2016.
General and Administrative Expenses
General and administrative expenses were $8.3 million for the three months ended September 30, 2017, compared to $7.3 million for the three months ended September 30, 2016.
Interest Expense and Change in Fair Value of Derivative Financial Instruments
The total interest expense and change in fair value of derivative financial instruments for the three months ended September 30, 2017, was $26.2 million, all of which related to debt and interest rate swaps.

Investment Activity
During the three months ended September 30, 2017, HTA completed investments of $160.7 million, totaling approximately 314,000 square feet of GLA which were 99% leased as of the acquisition date.
Tenant Retention
Tenant retention for the Same-Property portfolio was 75% by GLA for the quarter, which included approximately 289,000 square feet of GLA of expiring leases.
Financial Results - Year-to-Date 2017
Rental Income
Rental income increased 29.6% to $438.9 million for the nine months ended September 30, 2017, compared to $338.6 million for the nine months ended September 30, 2016.
Net Income
Net income decreased 26.8% to $22.1 million for the nine months ended September 30, 2017, compared to $30.2 million for the nine months ended September 30, 2016. Total revenues increased $101.3 million due to the continued growth in HTA’s operations, however, the increase in revenues was primarily offset as a result of the Duke acquisition by the increase in transaction expenses and loss on extinguishment of debt related to bridge facility fees paid.
FFO
FFO, as defined by NAREIT, was $1.12 per diluted share, or $198.7 million, for the nine months ended September 30, 2017, compared to $1.12 per diluted share, or $154.6 million, for the nine months ended September 30, 2016.
Normalized FFO
Normalized FFO was $1.21 per diluted share, or $215.2 million, for the nine months ended September 30, 2017, compared to $1.20 per diluted share, or $165.7 million, for the nine months ended September 30, 2016.
Normalized FAD
Normalized FAD increased 27.3% to $188.3 million, for the nine months ended September 30, 2017, compared to $147.9 million for the nine months ended September 30, 2016.
NOI
NOI increased 29.0% to $301.3 million for the nine months ended September 30, 2017, compared to $233.6 million for the nine months ended September 30, 2016.
Same-Property Cash NOI
Same-Property Cash NOI increased $6.6 million, or 3.1%, to $217.8 million, for the nine months ended September 30, 2017, compared to $211.1 million for the nine months ended September 30, 2016. Same-Property rental revenue increased $4.1 million, or 1.7%, to $243.4 million, for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016.
General and Administrative Expenses
General and administrative expenses were $25.2 million for the nine months ended September 30, 2017, compared to $20.9 million for the nine months ended September 30, 2016.
Interest Expense and Change in Fair Value of Derivative Financial Instruments
The total interest expense and change in fair value of derivative financial instruments for the nine months ended September 30, 2017, was $59.6 million, which included $60.5 million of interest expense related to debt and interest rate swaps, and a net gain of $0.9 million on the change in the fair value of HTA’s derivative financial instruments.
HTA ended the quarter with a weighted average interest rate of 3.44% per annum, including the impact of interest rate swaps. The weighted average remaining term of HTA’s total debt was 5.9 years, including extension options.
Investment Activity
During the nine months ended September 30, 2017, HTA completed investments of $2.7 billion, net of development credits received at the closing of the Duke acquisition, including its investment in a unconsolidated joint venture, totaling 6.6 million square feet of GLA, including projects under development, which were 92% leased as of the acquisition date.
Leased Rate, Occupancy Rate and Tenant Retention
The leased rate (includes leases which have been executed, but which have not yet commenced) was 91.7% by GLA as of September 30, 2017. The occupancy rate of HTA’s portfolio was 90.6% by GLA as of September 30, 2017. Tenant retention for the Same-Property portfolio was 78% by GLA year-to-date, which included approximately 1.3 million square feet of GLA of expiring leases.
Credit Rated Tenants
Investment grade rated tenants as a percent of annualized base rent was 47% as of September 30, 2017. Additionally, 61% of HTA’s annualized base rent as of September 30, 2017 was derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.
In-House Property Management and Leasing Platform
As of September 30, 2017, HTA’s in-house property management and leasing platform operated approximately 22.2 million square feet of GLA, or 92%, of HTA’s total portfolio.

Balance Sheet
As of September 30, 2017, HTA had total assets of $6.4 billion, cash and cash equivalents of $9.4 million, and $919.5 million available under its unsecured revolving credit facility (includes the impact of $5.5 million of outstanding letters of credit). The leverage ratio of debt to total capitalization was 31.9% as of September 30, 2017.
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings (“MOBs”) in the United States based on gross leasable area (“GLA”). We provide the real estate infrastructure for the integrated delivery of healthcare services in highly desirable locations. Over the last decade, we have invested $7.0 billion primarily in MOBs and other healthcare assets comprising 24.2 million square feet of GLA. Our investments are targeted in 20 to 25 key markets that we believe have superior healthcare demographics that support strong, long-term demand for medical office space. We have achieved, and continue to achieve, critical mass within these key markets by expanding our presence through accretive acquisitions, and utilizing our in-house operating expertise through our regionally located property management and leasing platform.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that we believe have significantly outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s website at www.htareit.com.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Wednesday, October 25, 2017 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to review its financial performance and operating results for the three and nine months ended September 30, 2017.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10112394
Available October 25, 2017 (one hour after the end of the conference call) to November 1, 2017 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time)
Supplemental Information
Supplemental financial data are available on the HTA’s website at www.htareit.com.

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Real estate investments:
Land	$480,850	$386,526
Building and improvements	5,788,837	3,466,516
Lease intangibles	648,591	467,571
Construction in progress	59,573	—
	6,977,851	4,320,613
Accumulated depreciation and amortization	(973,566)	(817,593)
Real estate investments, net	6,004,285	3,503,020
Investment in unconsolidated joint venture	68,303	—
Cash and cash equivalents	9,410	11,231
Restricted cash and escrow deposits	17,469	13,814
Receivables and other assets, net	206,030	173,461
Other intangibles, net	108,025	46,318
Total assets	$6,413,522	$3,747,844
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,856,758	$1,768,905
Accounts payable and accrued liabilities	159,070	105,034
Derivative financial instruments - interest rate swaps	1,441	1,920
Security deposits, prepaid rent and other liabilities	61,402	49,859
Intangible liabilities, net	69,852	37,056
Total liabilities	3,148,523	1,962,774
Commitments and contingencies
Redeemable noncontrolling interests	4,692	4,653
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 200,686,673 and 141,719,134 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	2,007	1,417
Additional paid-in capital	4,386,224	2,754,818
Accumulated other comprehensive loss	(615)	—
Cumulative dividends in excess of earnings	(1,212,051)	(1,068,961)
Total stockholders’ equity	3,175,565	1,687,274
Noncontrolling interests	84,742	93,143
Total equity	3,260,307	1,780,417
Total liabilities and equity	$6,413,522	$3,747,844

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Rental income	$175,431	$118,252	$438,949	$338,646
Interest and other operating income	563	88	1,271	243
Total revenues	175,994	118,340	440,220	338,889
Expenses:
Rental	56,331	36,885	138,874	105,299
General and administrative	8,283	7,293	25,178	20,879
Transaction	261	1,122	5,618	4,997
Depreciation and amortization	70,491	47,864	172,900	130,430
Impairment	—	—	5,093	—
Total expenses	135,366	93,164	347,663	261,605
Income before other income (expense)	40,628	25,176	92,557	77,284
Interest expense:
Interest related to derivative financial instruments	(264)	(552)	(827)	(1,856)
Gain (loss) on change in fair value of derivative financial instruments, net	—	1,306	884	(2,144)
Total interest related to derivative financial instruments, including net change in fair value of derivative financial instruments	(264)	754	57	(4,000)
Interest related to debt	(25,924)	(16,386)	(59,688)	(44,503)
Gain on sale of real estate, net	—	—	3	4,212
Loss on extinguishment of debt, net	(774)	(3,000)	(11,192)	(3,022)
Income from unconsolidated joint venture	318	—	381	—
Other (expense) income	(27)	95	(13)	220
Net income	$13,957	$6,639	$22,105	$30,191
Net income attributable to noncontrolling interests	(194)	(212)	(715)	(830)
Net income attributable to common stockholders	$13,763	$6,427	$21,390	$29,361
Earnings per common share - basic:
Net income attributable to common stockholders	$0.07	$0.05	$0.12	$0.22
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.07	$0.04	$0.12	$0.21
Weighted average common shares outstanding:
Basic	200,674	138,807	173,189	134,905
Diluted	204,795	143,138	177,410	138,314
Dividends declared per common share	$0.305	$0.300	$0.905	$0.890

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$22,105	$30,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	169,057	128,728
Share-based compensation expense	5,493	5,136
Bad debt expense	635	508
Impairment	5,093	—
Income from unconsolidated joint venture	(381)	—
Gain on sale of real estate, net	(3)	(4,212)
Loss on extinguishment of debt, net	11,192	3,022
Change in fair value of derivative financial instruments	(884)	2,144
Changes in operating assets and liabilities:
Receivables and other assets, net	(20,489)	(14,051)
Accounts payable and accrued liabilities	29,566	3,598
Prepaid rent and other liabilities	7,158	(6,807)
Net cash provided by operating activities	228,542	148,257
Cash flows from investing activities:
Investments in real estate	(2,357,570)	(532,527)
Investment in unconsolidated joint venture	(68,839)	—
Development of real estate	(19,163)	—
Proceeds from the sale of real estate	4,746	23,368
Capital expenditures	(42,990)	(34,064)
Restricted cash, escrow deposits and other assets	(3,655)	2,143
Net cash used in investing activities	(2,487,471)	(541,080)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	515,000	513,000
Payments on unsecured revolving credit facility	(528,000)	(704,000)
Proceeds from unsecured senior notes	900,000	347,725
Borrowings on unsecured term loans	—	200,000
Payments on unsecured term loans	—	(155,000)
Payments on secured mortgage loans	(75,444)	(98,453)
Deferred financing costs	(16,902)	(3,039)
Debt extinguishment costs	(10,391)	—
Security deposits	1,932	862
Proceeds from issuance of common stock	1,624,222	418,891
Repurchase and cancellation of common stock	(3,413)	(2,425)
Dividends paid	(145,877)	(116,655)
Distributions paid to noncontrolling interest of limited partners	(4,019)	(2,724)
Redemption of redeemable noncontrolling interest	—	(491)
Net cash provided by financing activities	2,257,108	397,691
Net change in cash and cash equivalents	(1,821)	4,868
Cash and cash equivalents - beginning of period	11,231	13,070
Cash and cash equivalents - end of period	$9,410	$17,938

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$13,957	$6,639	$22,105	$30,191
General and administrative expenses	8,283	7,293	25,178	20,879
Transaction expenses (1)	261	1,122	5,618	4,997
Depreciation and amortization expense	70,491	47,864	172,900	130,430
Impairment	—	—	5,093	—
Interest expense and net change in fair value of derivative financial instruments	26,188	15,632	59,631	48,503
Gain on sale of real estate, net	—	—	(3)	(4,212)
Loss on extinguishment of debt, net	774	3,000	11,192	3,022
Income from unconsolidated joint venture	(318)	—	(381)	—
Other expense (income)	27	(95)	13	(220)
NOI	$119,663	$81,455	$301,346	$233,590
NOI percentage growth	46.9%		29.0%

NOI	$119,663	$81,455	$301,346	$233,590
Straight-line rent adjustments, net	(3,009)	(1,161)	(5,834)	(3,636)
Amortization of (below) and above market leases/leasehold interests, net and lease termination fees	214	3	246	497
Cash NOI	$116,868	$80,297	$295,758	$230,451
Notes receivable interest income	(503)	(68)	(1,089)	(68)
Non Same-Property Cash NOI	(36,080)	(2,186)	(76,911)	(19,255)
Same-Property Cash NOI (2)	$80,285	$78,043	$217,758	$211,128
Same-Property Cash NOI percentage growth	2.9%		3.1%

(1) For the three and nine months ended September 30, 2017, transaction costs have been adjusted to reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017. For the nine months ended September 30, 2017, transactions costs included $4.6 million of compensation and severance payments to Duke employees pursuant to the Duke purchase agreements in connection with the Duke acquisition.

(2) Same-Property includes 338 and 296 buildings for the three and nine months ended September 30, 2017 and 2016, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments and (ii) amortization of below and above market leases/leasehold interests. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned properties referred to as “Same-Property”. Same-Property Cash NOI excludes properties which have not been owned and operated by HTA during the entire span of all periods presented, excluding properties intended for disposition in the near term, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to common stockholders	$13,763	$6,427	$21,390	$29,361
Depreciation and amortization expense related to investments in real estate	70,021	47,545	171,678	129,477
Gain on sale of real estate, net	—	—	(3)	(4,212)
Impairment	—	—	5,093	—
Proportionate share of joint venture depreciation, amortization and other adjustments	464	—	506	—
FFO attributable to common stockholders	$84,248	$53,972	$198,664	$154,626
Transaction expenses (1)	261	1,122	975	4,997
(Gain) loss on change in fair value of derivative financial instruments, net	—	(1,306)	(884)	2,144
Loss on extinguishment of debt, net	774	3,000	11,192	3,022
Noncontrolling income from partnership units included in diluted shares	166	211	635	802
Other normalizing items, net (2)	—	133	4,643	117
Normalized FFO attributable to common stockholders	$85,449	$57,132	$215,225	$165,708
Other expense (income)	27	(95)	13	(220)
Non-cash compensation expense	1,654	2,103	5,493	5,136
Straight-line rent adjustments, net	(3,009)	(1,161)	(5,834)	(3,636)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	683	323	1,467	1,476
Deferred revenue - tenant improvement related	(12)	7	(23)	—
Amortization of deferred financing costs and debt discount/premium, net	1,290	795	2,929	2,288
Recurring capital expenditures, tenant improvements and leasing commissions	(11,315)	(9,882)	(31,020)	(22,866)
Normalized FAD attributable to common stockholders	$74,767	$49,222	$188,250	$147,886

Net income attributable to common stockholders per diluted share	$0.07	$0.04	$0.12	$0.21
FFO adjustments per diluted share, net	0.34	0.34	1.00	0.91
FFO attributable to common stockholders per diluted share	$0.41	$0.38	$1.12	$1.12
Normalized FFO adjustments per diluted share, net	0.01	0.02	0.09	0.08
Normalized FFO attributable to common stockholders per diluted share	$0.42	$0.40	$1.21	$1.20

Weighted average diluted common shares outstanding	204,795	143,138	177,410	138,314

(1) For the three and nine months ended September 30, 2017, amounts have been adjusted to reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017.
(2) For the nine months ended September 30, 2017, other normalizing items include $4.6 million of compensation and severance payments to Duke employees pursuant to the Duke purchase agreements in connection with the Duke acquisition that were included in transaction expenses on HTA’s condensed consolidated statements of operations. In addition, other normalizing items excludes lease termination fees as they are deemed to be generated in the ordinary course of business.

HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. HTA presents this non-GAAP financial measure because it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.

HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares; and (v) other normalizing items, which include items that are unusual and infrequent in nature. HTA presents this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) other income or expense; (ii) non-cash compensation expense; (iii) straight-line rent adjustments; (iv) amortization of below and above market leases/leasehold interests and corporate assets; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of our operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.